CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF
DMC GLOBAL INC.

DMC Global Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.The name of the Corporation is DMC Global Inc.

2.On May 15, 2023, the Corporation filed a Certificate of Amendment (the “Certificate of Amendment”) of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) pursuant to Section 242 of the DGCL with the Secretary of State of the State of Delaware (the “Secretary of State”). The Certificate of Amendment requires correction as permitted by Section 103 of the DGCL.

3.The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because the amendment to the Certificate of Incorporation specified in the Certificate of Amendment was not properly authorized by the stockholders of the Corporation in accordance with Section 242 of the DGCL and Article VIII.B of the Corporation’s Certificate of Incorporation.

4.As a result of such inaccuracy, the Certificate of Amendment should not have been filed with the Secretary of State and is therefore null and void.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by an authorized officer this 14th day of August, 2024.

DMC Global Inc.

By:	/s/ Michelle Shepston
Michelle Shepston
Executive Vice President, Chief Legal Officer and Secretary